Exhibit 2.10

CONFIDENTIAL	EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

UPHEALTH HOLDINGS, INC.

UPHEALTH TTC MERGER SUB, INC.,

TTC HEALTHCARE, INC.

AND

TTC HEALTHCARE PARTNERS, LLC

DATED AS OF OCTOBER 30, 2020

i

3.19	Exclusion by Federal Healthcare Programs	29
3.20	Compliance with Laws; Permits	29
3.21	Employee Benefit Matters	30
3.22	Employment Matters	33
3.23	Taxes	33
3.24	Health Care Regulatory Compliance	35
3.25	HIPAA and HITECH Act Compliance	37
3.26	Health Care Professional Licensure; Accreditation	37
3.27	Books and Records	37
3.28	Bank Accounts; Names and Locations	37
3.29	Related Party Transactions	38
3.30	Powers of Attorney	38
3.31	Brokers	38
3.32	Full Disclosure	38
3.33	PPP Loan	38
3.28	Due Diligence	38
3.28	Disclosure Schedules	39

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND MERGER SUB		39
4.1	Organization and Authority of Holdings and Merger Sub	39
4.2	No Conflicts; Consents	40
4.3	Capitalization	40
4.4	No Subsidiaries	40
4.5	Clean Status	41
4.6	Tax Status of Holdings	41
4.7	No Prior Merger Sub Operations	41
4.8	Brokers	41
4.9	Legal Proceedings	41
4.10	Full Disclosure	41

ARTICLE V COVENANTS		41
5.1	Conduct of Business	41
5.2	Access to Information	42
5.3	No Solicitation of Other Bids	43
5.4	Stockholders Consent	44
5.5	Notice of Certain Events	44
5.6	Directors and Holdings Shareholder Matters	45
5.7	Governmental Approvals and Consents	45
5.8	Directors’ and Officers’ Indemnification and Insurance	46
5.9	Employee Benefits and Service Credit	47
5.10	Closing Conditions	47
5.11	Public Announcements	47

5.12	SPAC Merger Closing	48
5.13	Holdings Obligations	48
5.14	PPP Loan Cooperation/Record Retention	48
5.15	Further Assurances	48

ARTICLE VI TAX MATTERS		49
6.1	Tax Covenants	49
6.2	Termination of Existing Tax Sharing Agreements	49
6.3	Tax Indemnification	49
6.4	Tax Returns	50
6.5	Straddle Period	50
6.6	Contests	50
6.7	Cooperation and Exchange of Information	51
6.8	Tax Treatment of Indemnification Payments	51
6.9	Payments to Holdings	51
6.10	FIRPTA Statement	51
6.11	Tax Treatment of Transactions	51
6.12	Survival	51
6.13	Overlap	51

ARTICLE VII CONDITIONS TO CLOSING		52
7.1	Conditions to Obligations of All Parties	52
7.2	Conditions to Obligations of Holdings and Merger Sub	52
7.3	Conditions to Obligations of the Company	53

ARTICLE VIII INDEMNIFICATION		54
8.1	Survival	54
8.2	Indemnification by Company Parent	54
8.3	Indemnification by Holdings	55
8.4	Certain Limitations	55
8.5	Indemnification Procedures	56
8.6	Payments; Setoff	57
8.7	Tax Treatment of Indemnification Payments	58
8.8	Effect of Investigation	58
8.9	Exclusive Remedies	58

ARTICLE IX TERMINATION		58
9.1	Termination	58
9.2	Effect of Termination	59

ARTICLE X UNWIND OPTION		59

ARTICLE XI MISCELLANEOUS		60
11.1	Expenses	60

11.2	Notices	60
11.3	Interpretation	61
11.4	Headings	61
11.5	Severability	61
11.6	Entire Agreement	61
11.7	Successors and Assigns	61
11.8	Waiver of Conflict	61
11.9	No Third-party Beneficiaries	62
11.10	Amendment and Modification; Waiver	62
11.11	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	62
11.12	Arbitration Procedure	63
11.13	Specific Performance	64
11.14	Counterparts	64

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 30 2020, is entered into among UpHealth Holdings, Inc., a Delaware corporation (“Holdings”), UpHealth TTC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Holdings (“Merger Sub”), TTC Healthcare, Inc., a Delaware corporation (the “Company”), and TTC Healthcare Partners, LLC, a Delaware limited liability company (“Company Parent”).

WHEREAS, Company Parent owns and holds all of the issued and outstanding shares of common stock of the Company (“Company Shares”);

WHEREAS, Holdings owns and holds all of the issued and outstanding shares of Merger Sub;

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the respective boards of directors of Holdings and Merger Sub have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Holdings, Merger Sub and their respective stockholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend the adoption of this Agreement, the Merger and the transactions contemplated hereby by the stockholders of the Company in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, in connection with the execution of this Agreement, the Company shall seek to obtain, in accordance with the DGCL, approval by its common stockholders of this Agreement, the Merger and the transactions contemplated hereby in accordance with the DGCL;

WHEREAS, Holdings proposes to acquire the other Significant Subsidiaries (as defined herein), with the closings of either (i) at least four such acquisitions or (ii) any number of such acquisitions that would result in a combined entity with at least $85,000,000 in annual revenue based on 2020 revenue (the “Significant Subsidiary Acquisitions”) to occur simultaneously with the Closing (as defined herein) of the Merger;

WHEREAS, Holdings proposes to enter into a business combination transaction with a special purpose acquisition company (a “SPAC”) pursuant to a business combination agreement to be entered into by and between Holdings and a SPAC on terms substantially similar to those terms set forth in the letter of intent among Holdings and GigCapital2, Inc., a Delaware corporation, dated as of September 29, 2020, with the closing of such transaction (the “SPAC Merger”) to occur as soon as practicable following the Merger;

WHEREAS, the closings of the Significant Subsidiary Acquisitions and the satisfaction of all closing conditions of the SPAC Merger other than the votes of the stockholders of the respective parties thereto to approve the SPAC Merger are conditions precedent to the transactions contemplated herein; and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Company and Merger Sub shall consummate the Merger and Company Parent shall be paid the Merger Consideration by Holdings; as a result, Holdings shall be the sole owner of the Surviving Corporation after the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning set forth in Section 5.3(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Promissory Note and the Escrow Agreement.

“Annual Financial Statements” has the meaning set forth in Section 3.6.

“Balance Sheet” has the meaning set forth in Section 3.6.

“Balance Sheet Date” has the meaning set forth in Section 3.6.

“Benefit Plan” has the meaning set forth in Section 3.21(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Chicago, Illinois are authorized or required by Law to be closed for business.

“Buyer Parties” has the meaning set forth in Section 3.34.

“Cap” has the meaning set forth in Section 8.4(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116-136 (116th Cong.) (March 27, 2020), together with all amendments thereto and the statutes, rules and regulations promulgated thereunder and any successor to such statutes, rules or regulations, as in effect on the date hereof.

“Certificate” has the meaning set forth in Section 2.11(a).

“Certificate of Merger” has the meaning set forth in Section 2.4.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Working Capital” means: (a) the consolidated Current Assets of the Company and its Subsidiaries, less (b) the consolidated Current Liabilities of the Company and its Subsidiaries, determined as of the close of business on the Closing Date. For the avoidance of doubt, notwithstanding anything herein to the contrary, the Excluded Items shall not be included in the definition or calculation of Closing Working Capital.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Board” has the meaning set forth in the recitals.

“Company Charter Documents” has the meaning set forth in Section 3.3.

“Company Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company or any of its Subsidiaries.

“Company IP Agreements” means all material licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company or any of its Subsidiaries is a party, beneficiary or otherwise bound, but excluding any click-wrap or shrink-wrap software or other license agreements.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Parent” has the meaning set forth in the preamble.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means accounts receivable and other current assets, determined in accordance with the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in (a) the preparation of the Company’s financial statements in 2020 and (b) the calculation of the Target Working Capital as set forth on Schedule 2.16(a)(ii).

“Current Liabilities” means accounts payable and accrued liabilities, credit card liabilities, and other current liabilities, determined in accordance with the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in (a) the preparation of the Company’s financial statements in 2020 and (b) the calculation of the Target Working Capital as set forth on Schedule 2.16(a)(ii).

“D&O Indemnified Party” has the meaning set forth in Section 5.8(a).

“D&O Indemnifying Parties” has the meaning set forth in Section 5.8(b).

“D&O Tail Policy” has the meaning set forth in Section 5.8(c).

“Deductible” has the meaning set forth in Section 8.4(a).

“Deemed Holdings Common Stock Share Value” means the greater of (i) the value per share of Holdings Common Stock determined by dividing the Equity Consideration Value by the number of shares of Holdings Common Stock comprising the Equity Consideration (appropriately adjusted for any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock) or (ii) the Fair Market Value per share of Holdings Common Stock as of the time of determination.

“DGCL” has the meaning set forth in the recitals.

“Direct Claim” has the meaning set forth in Section 8.5(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Holdings concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.16(b)(iii).

“Dissenting Shares” has the meaning set forth in Section 2.10.

“Dollars or $” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.4.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Equity Consideration” means, subject to adjustment as provided in this Agreement, an aggregate number of shares of Parent Common Stock representing 3.237%, on a Fully-Diluted Basis, of the capital stock of Holdings following the Closing and the closings with all five of the Significant Subsidiaries. If the Closing occurs but one or more Significant Subsidiaries do not close, the Company’s “Equity Consideration” shall be increased pro rata among those Significant Subsidiaries that did close and the other existing holders of Holdings Common Stock.

“Equity Consideration Value” means an agreed upon value in respect of the Equity Consideration equal to the sum of Twelve Million Four Hundred Fifty Thousand Dollars ($12,450,000).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means Fifth Third or other escrow agent acceptable to Fifth Third.

“Escrow Agreement” means that certain Escrow Agreement by and among Holdings, Company Parent and the Escrow Agent regarding the Indemnification and Adjustment Escrow Shares in form agreed to by Holdings, Company Parent and the Escrow Agent.

“Exchange Agent” has the meaning set forth in Section 2.11.

“Excluded Items” means, collectively, amounts owed by the Company and the Subsidiaries to Fifth Third, indebtedness (principal and interest) of the Company or its Subsidiaries under the Paycheck Protection Program, and amounts payable by the Company on Preferred Stock and the Preferred Stock Redemption Note.

“Facility” means those certain facilities located at 14000 S. Military Trail, Delray Beach, FL 33484-2600; 236 SE 23rd Ave Boynton Beach, FL 33435 and 3330 South Federal Highway, 3rd Floor, Boynton Beach, FL 33435 .

“Facility License” has the meaning set forth in Section 3.18.

“Fair Market Value” means (i) for purposes of calculating the number of shares of Holdings Common Stock comprising the Equity Consideration and the number of shares of Holdings Common Stock comprising the Indemnification and Adjustment Escrow Shares, in each case as of the Closing, the value of Holdings Common Stock on a Fully Diluted Basis implied by an aggregate equity valuation of Holdings equal to $350,000,000 assuming the closing of all of the Significant Subsidiaries, (ii) following the closing of a SPAC Merger in which the class of Holdings Common Stock (as exchanged or converted in such SPAC Merger) is traded on a national securities exchange, the per share value on the date of measurement shall be equal to the 30 day volume-weighted average price of the Holdings Common Stock for the 30-day period ending on the trading day before the measurement date on the national securities exchange on which the Holdings Common Stock is then listed as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time), or (iii) in other circumstances, as determined in good faith by the board of directors of Holdings after taking into consideration the foregoing elements of this definition.

“Fifth Third” means Fifth Third Bank, National Association and its successors and assigns.

“Financial Statements” has the meaning set forth in Section 3.6.

“FIRPTA Statement” has the meaning set forth in Section 6.10.

“Fully Diluted Basis” means a company’s outstanding capital stock, including (i) all common stock, (ii) all preferred stock, if convertible or exchangeable, on an as-converted to common stock basis, and (iii) all shares reserved for grant or issuance under such company’s equity incentive plans, and assuming full conversion of all convertible securities and exercise of all convertible securities and exercise of all convertible rights, options and warrants, reserved or outstanding, directly or indirectly, into common stock of such Company. In the case of Holdings Common Stock, Fully Diluted also includes any shares issuable or potentially issuable by Holdings (as a breakup fee, in satisfaction of working capital adjustments or indemnification claims, or otherwise) pursuant to this Agreement or in connection with any other Significant Subsidiary Acquisition.

“GAAP” means United States generally accepted accounting principles in effect from time to time, and for purposes of this Agreement, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that (i) were used in the preparation of the Interim Financial Statements and (ii) were used in the calculation of the Target Working Capital.

“Government Contracts” has the meaning set forth in Section 3.9(a)(viii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Healthcare Laws” means all federal, state and local statutes, regulations, rules, orders, ordinances and other Laws of any Governmental Authority with respect to licensing and other healthcare regulatory matters applicable to the Company and its Subsidiaries, including all such fraud and abuse Laws, rules and regulations, including without limitation, Title XVIII of the Social Security Act (Medicare Statute), Title XIX of the Social Security Act (Medicaid Statute), 42 U.S.C. § 1320a-7a, (the Civil Monetary Penalty Law), 42 U.S.C. § 1320a-7b (Federal Anti-Kickback Statute), 31 U.S.C. § 3729 et seq. (federal False Claims Act), the federal physician self-referral law, 42 U.S.C. §§ 1395nn et seq. (commonly referred to as the “Stark Law”), 42 U.S.C. § 1320a-7 (Exclusion Statute) and all “federal health care offenses” as defined in 18 U.S.C. § 24, HIPAA, Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009 (ARRA), Pub. L. No. 111-5 (Feb. 17, 2009) (the Health Information Technology for Economic and Clinical Health (HITECH) Act), the Patient Protection and Affordable Care Act, Pub. L. No. 111-152, all analogous state and local statutes, rules and regulations, and with regard to each all regulations promulgated thereunder.

“Health Care Professionals” is defined in Section 3.24(f).

“Healthcare Payor” means any Federal Healthcare Program or other governmental, commercial, private or other third-party payor that provides reimbursement for professional services rendered to a patient of the Company or any of its Subsidiaries.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations at 45 C.F.R. Parts 160, 162 and 164, as amended.

“HITECH Act” means the Health Information Technology for Economic and Clinical Health Act.

“Holdings” has the meaning set forth in the preamble.

“Holdings Common Stock” means the common stock of Holdings, par value $0.000001 per share, and, when applicable, any successor securities into which the Holdings Common Stock has been converted or exchanged in connection with the SPAC Merger Closing or otherwise.

“Holdings Indemnitees” has the meaning set forth in Section 8.2.

“Indebtedness” means, without duplication and with respect to the Company and its Subsidiaries, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital); (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company or any of its Subsidiaries on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g). For the avoidance of doubt, notwithstanding anything herein to the contrary, the Excluded Items shall not be included in the definition or calculation of “Indebtedness.”.

“Indemnification and Adjustment Escrow Amount” means $1,245,000.

“Indemnification and Adjustment Escrow Shares” means shares of Holding Common Stock comprising the Equity Consideration with a Deemed Holdings Common Stock Share Value as of the Closing equal to the Indemnification and Adjustment Escrow Amount.

“Indemnified Party” has the meaning set forth in Section 8.5.

“Indemnifying Party” has the meaning set forth in Section 8.5.“Independent Accountant” has the meaning set forth in Section 2.16(b)(iii).

“Initial Equity Consideration” means the Equity Consideration less the Indemnification and Adjustment Escrow Shares.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other

Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Intellectual Property Registrations” has the meaning set forth in Section 3.12(b).

“Interim Balance Sheet” has the meaning set forth in Section 3.6.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.6.

“Interim Financial Statements” has the meaning set forth in Section 3.6.

“Knowledge” means, when used with respect to the Company and its Subsidiaries, the actual knowledge of any director or officer of the Company.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.7.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include consequential, special, enhanced, incidental or punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company and its Subsidiaries, taken as a whole or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis provided that a Material Adverse Effect shall not include any effect, change, event, occurrence or state of facts: (i) that generally affects the industry or industries in which the Company and its Subsidiaries operate so long as the Company is not disproportionately affected thereby relative to other companies in such industry, (ii) that result from general business, financial, political, capital market or economic conditions in any state or country where the Company’s and Subsidiaries’ businesses are conducted so long as the Company and its Subsidiaries are not disproportionately affected relative to other companies therein, (iii) that result from any natural disaster, epidemic, pandemic (including COVID-19) or other act of God or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof so long as the Company and its Subsidiaries are not disproportionately affected relative to other companies in the Company’s and its Subsidiaries’ industries, (iv) that result from any failure, in and of itself, by the Company or the Subsidiaries to meet internal projections or forecasts or revenue or earnings predictions for any period ending on or after the Agreement Date (provided that the cause or basis for the Company or the Subsidiaries to meet such projections or forecasts or revenue or earnings predictions shall not be excluded), (v) that result from the taking of any action required to be taken, or the failure to take any action prohibited, by this Agreement, (vi) that result from any action or inaction by Holdings or any of its Affiliates, (vii) that result from any event, condition or other matter disclosed on a schedule to this Agreement, (viii) that result from the negotiation, execution, announcement or performance of this Agreement or the pendency or consummation of the Transactions, (ix) that result from the fact that the prospective owner of the Company is Holdings or any Affiliate of Holdings, (x) that result from any changes in applicable law or GAAP or the interpretation or enforcement thereof, or (xi) that arise out of matters disclosed in this Agreement, any Ancillary Document or as part of the Disclosure Schedules. No event, occurrence, fact, condition or change that, if liquidated in amount, or that could reasonably be expected to be resolved by the payment or expenditure of funds, would require the payment or expenditure of less than $5,000,000 shall be deemed a Material Adverse Effect.

“Material Contracts” has the meaning set forth in Section 3.9(a).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means the Equity Consideration and the Promissory Note, together with the Post-Closing Adjustment (if any) that Company Parent may become entitled to receive pursuant to the terms of this Agreement.

“Merger Sub” has the meaning set forth in the preamble.

“Payor” means any insurer, health maintenance organization, third party administrator, employer, union, trust, governmental program (including but not limited to any Third Party Payor Program), or other consumer or customer of health care services that has authorized Company as a provider of health care items, services and goods to the members, beneficiaries, participants or the like, thereof or to whom Company has submitted a claim for items, services or goods.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Permitted Purposes” means, with respect to the use of proceeds of any PPP Loan, the purposes set forth in the CARES Act, provided such purposes are otherwise in compliance with all other provisions or requirements of the CARES Act.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any factual or subjective information, recorded or not, about (i) any client, customer, employee, contractor, agent, consultant, officer, director, executive or supplier of the Company and its Subsidiaries, (ii) any donor, client, customer, employee, contractor, agent, consultant, officer, director, executive or supplier of any client or customer of the Company and its Subsidiaries, or (iii) any other identifiable individual, including any record that can be manipulated, linked or matched by a reasonably foreseeable method to identify an individual.

“Pharmacy Operations Records” means tracking records of pharmacy license renewals, inspection documents (including corrective action reports), prescription drug monitoring program records, and drug inventory documents.

“Pharmacy Records” means all prescription files and prescription records, data and patient refill history in respect of prescriptions filled by the Company or otherwise utilized, maintained and/or generated by the Company in the ordinary course of business, including all hard copy prescriptions, patient profiles, signature logs, customer lists, and all electronic data of the foregoing maintained in any format by the Company, for at least six (6) years prior to the Closing Date or such longer period as may be required to comply with any applicable Governmental Authority record retention rules and regulations.

“Post-Closing Adjustment” has the meaning set forth in Section 2.16(a)(ii).

“Post-Closing Adjustment Deductible” has the meaning set forth in Section 2.16(a)(ii).

“Post-Closing Confidentiality Agreement” has the meaning set forth in Section 5.2(c).

“Post-Closing Holdings Capitalization” has the meaning set forth in Section 4.3.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company and its Subsidiaries for any Post-Closing Tax Period.

“PPP Loan” has the meaning set forth in Section 3.33.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period.

“Preferred Stock” means the issued and outstanding shares of Preferred Stock, par value $0.0001 per share, of the Company.

“Preferred Stock Escrow Amount” means the amount, as of the date of determination, of the accrued but unpaid dividends (and any interest thereon) plus the aggregate remaining Redemption Price (as defined in the Amended and Restated Certificate of Incorporation of the Company) (and any interest thereon) as calculated in accordance with the Amended and Restated Certificate of Incorporation of the Company without regard to any offsets or claims by the Company.

“Preferred Stock Redemption Amount” means amounts actually paid by or on behalf of the Company to redeem shares of Preferred Stock.

“Preferred Stock Redemption Note” means, if issued, a contingent, subordinated promissory note issued to the holder of the Preferred Stock, in a principal amount equal to the Preferred Stock Escrow Amount, in redemption of the Preferred Stock.

“Promissory Note” means the Promissory Note in the principal amount equal to the Promissory Note Amount, to be issued by Holdings at Closing for the benefit of Company Parent, with a maximum term of not more than two months after the SPAC Merger Closing, substantially in the form of Exhibit B.

“Promissory Note Amount” means the sum of (a) Nine Million Dollars ($9,000,000) plus (b) the first Two Hundred Fifty Thousand Dollars ($250,000) of Transaction Expenses (exclusive of the cost of the D&O Tail Policy) plus (c) the cost of the D&O Tail Policy paid prior to the Closing plus (d) the difference between $12,550,000 minus the Indebtedness of the Company and its Subsidiaries to Fifth Third as of October 31, 2020 (assuming for purposes of this determination only that the definition of “Indebtedness” includes the Excluded Items) minus (e) the Indebtedness of the Company plus (f) the cash and cash equivalents of the Company as of the Closing, which shall be payable in accordance with the terms of the Promissory Note, of which Three Million Five Hundred Thousand Dollars ($3,500,000) plus Transaction Expenses shall be due and payable upon SPAC Merger Closing.

“Protected Health Information” is defined in Section 3.25(c).

“Qualified Benefit Plan” has the meaning set forth in Section 3.21(c).

“Real Property” means the real property owned, leased or subleased by the Company and its Subsidiaries, together with all buildings, structures and facilities located thereon.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Requisite Company Vote” has the meaning set forth in Section 3.2(a).

“Resolution Period” has the meaning set forth in Section 2.16(b)(ii).

“Review Period” has the meaning set forth in Section 2.16(b)(i).

“Shares” has the meaning set forth in Section 2.8(b).

“Significant Subsidiaries” means Innovations Group, Inc., a Utah corporation, Thrasys, Inc, a California corporation, Glocal Healthcare Systems Private Limited, an Indian company, Behavioral Health Services, LLC, a Missouri limited liability company, and CloudBreak Health, LLC, a Delaware limited liability company.

“Significant Subsidiary Acquisitions” has the meaning set forth in the preamble.

“SPAC” has the meaning set forth in the preamble.

“SPAC Merger” has the meaning set forth in the preamble.

“SPAC Merger Closing” means the consummation of the SPAC Merger.

“Statement of Objections” has the meaning set forth in Section 2.16(b)(ii).

“Stockholder Indemnitees” has the meaning set forth in Section 8.3.

“Straddle Period” has the meaning set forth in Section 6.5.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target Working Capital” means $1,467,000.

“Taxes” means all federal, state, local, municipal, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.6.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Third Party Payor Programs” mean those private, non-governmental programs, including private insurance and managed care plans, under which the Company and the Facility, in whole or in part, directly or indirectly, are receiving payments.

“Transaction Expenses” means all fees and expenses incurred by the Company and any Affiliate at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, including but not limited to, legal, accounting and advisory fees and expenses and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby, excluding the Excluded Items.

“Union” has the meaning set forth in Section 3.22(b).

“Unwind Option” has the meaning set forth in Article X.

“Unwind Option Expiration Date” means the first to occur of (i) the SPAC Merger Closing, (ii) the closing of the Unwind Option, or (iii) March 31, 2021.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Article II

THE MERGER

2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place remotely by exchange of electronic deliveries and signatures, at 10:00 a.m. local time on the third Business Day following satisfaction or waiver of the conditions to Closing set forth in Article VII (other than those to be satisfied at the Closing, but subject to their satisfaction or waiver at the Closing), or at such other time or on such other date or at such other place as the Company and Holdings may mutually agree upon in writing. The date on which the Closing occurs is referred to herein as the “Closing Date” and the Closing shall be deemed effective as of 12:01 a.m. on the Closing Date.

2.3 Closing Deliverables.

(a) At or prior to the Closing, the Company shall deliver to Holdings the following:

(i) the Promissory Note duly executed by Company Parent;

(ii) the Certificate for the Company Shares;

(iii) a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(iv) a certificate of the Secretary (or equivalent officer) of the Company certifying that (a) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of Company Parent approving the Merger and adopting this Agreement, and (b) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(v) a certificate of the Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(vi) a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(vii) the FIRPTA Statement;

(viii) the Post-Closing Confidentiality Agreement, duly executed by Company and Company Parent;

(ix) the Escrow Agreement, duly executed by Company Parent; and

(x) such other documents or instruments as Holdings reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) At the Closing, Holdings shall deliver to the Company (or such other Person as may be specified herein) the following:

(i) the Promissory Note duly executed by Holdings;

(ii) stock certificates representing the Equity Consideration issued to Company Parent;

(iii) a certificate, dated the Closing Date and signed by a duly authorized officer of Holdings, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(iv) a certificate of the Secretary (or equivalent officer) of Holdings and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Holdings and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(v) a certificate of the Secretary (or equivalent officer) of Holdings and Merger Sub certifying the names and signatures of the officers of Holdings and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(vi) the Post-Closing Confidentiality Agreement, duly executed by Holdings;

(vii) the Escrow Agreement, duly executed by Holdings;

(viii) to the Escrow Agent, the Indemnification and Adjustment Escrow Shares to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement and this Agreement;

(ix) evidence of deposit by Holdings or Holdings of the Preferred Stock Escrow Amount with the Escrow Agent pursuant to terms acceptable to the Company;

(x) payment to Company Parent, by wire transfer of immediately available funds, the Preferred Stock Redemption Amount, if any;

(xi) such amendments, guarantees, collateral pledges, security agreements and other agreements and instruments, duly executed by Holdings and other Subsidiaries of Holdings as may be required by Fifth Third; and

(xii) such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

2.4 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Holdings and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Holdings in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

2.5 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

2.6 Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of the Company as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

2.7 Directors and Officers. The directors of the Surviving Corporation shall consist of the sole director of the Company immediately prior to the Effective Time until their successors have been duly elected or appointed (as provided in this Agreement) and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

2.8 Effect of the Merger on Common Stock; Merger Consideration. At the Effective Time, as a result of the Merger and without any action on the part of Holdings, Merger Sub, the Company or Company Parent:

(a) Treatment of Shares. Subject to any applicable backup or other withholding requirements, at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, the Shares of Common Stock, issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive, at the time and subject to the terms and conditions specified herein, the Merger Consideration.

(b) Cancellation of Certain Company Common Stock. Shares of Company Common Stock (the “Shares”) that are owned by the Company (as treasury stock or otherwise), Holdings and Merger Sub or any of their respective direct or indirect wholly owned Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.00001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

2.9 [Reserved].

2.10 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.8, shares of capital stock of the Company issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 2.8(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Shares) shall not be converted into any consideration or rights under this Agreement, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares shall be treated as set forth in this Agreement. The Company shall provide Holdings prompt written notice of any demands received by the Company for appraisal of shares of capital stock of the Company, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Holdings shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Holdings, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

2.11 Surrender and Payment.

(a) At the Effective Time, all Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing any Shares (each, a “Certificate”) shall cease to have any rights as a stockholder of the Company other than the right to receive the Merger Consideration.

(b) Holdings shall act as the exchange agent (the “Exchange Agent”) in the Merger.

(c) Company Parent shall also be entitled to any amounts that may be payable in the future in respect of the Shares formerly represented by such Certificate as provided in this Agreement and the Promissory Note and on account of the Post-Closing Adjustment or the release of Indemnification and Adjustment Escrow Shares from the Escrow Account, at the respective time and subject to the contingencies specified herein and therein. Unless otherwise provided herein or in the Promissory Note, no interest shall be paid or accrued for the benefit of Company Parent on the Merger Consideration.

(d) If any portion of the Merger Consideration is to be paid or delivered to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to Holdings any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Holdings that such Tax has been paid or is not payable.

2.12 No Further Ownership Rights in Company Common Stock. All Merger Consideration paid or payable upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II and elsewhere in this Agreement.

2.13 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change. Without limiting the other provisions of this Agreement, (a) if at any time after the Effective Time, any change in the outstanding shares of capital stock of Holdings shall occur, including by reason of the SPAC Merger Closing or any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Equity Consideration (including the Indemnification and Adjustment Escrow Shares) and any other amounts payable pursuant to this Agreement in respect thereof shall be appropriately adjusted to reflect such change and (b) if at any time, pursuant to any obligation, contract or other commitment entered into prior to the SPAC Merger Closing, any shares of (or options or convertible or exchangeable securities for) Holdings Common Stock are issued (or agreed to be issued) such that, on a Fully Diluted Basis, the Equity Consideration as a percentage of Holdings Common Stock would represent less than the Equity Consideration as a percentage of Holdings Common Stock immediately prior to such event, additional shares of Holdings Common Stock shall be issued to Company Parent, to be part of the Equity Consideration, such that the Equity Consideration as a percentage of Holdings Common Stock on a Fully Diluted Basis remains the same.

2.14 Withholding Rights. Each of the Exchange Agent, Holdings, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Holdings, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Holdings, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

2.15 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Holdings, the posting by such Person of a bond, in such reasonable amount as Holdings may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article II.

2.16 Working Capital Adjustment.

(a) Post-Closing Adjustment.

(i) Within 90 days after the Closing Date, Holdings shall prepare and deliver to Company Parent a statement setting forth its calculation of Closing Working Capital, which statement shall contain a consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the President of Holdings that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the calculation of Target Working Capital, as set forth in Schedule 2.16(a)(ii).

(ii) The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus the Target Working Capital.

(b) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, Company Parent shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Company Parent and its accountants shall have full access to the books and records of the Surviving Corporation, the personnel of, and work papers prepared by, Holdings and/or its accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Holdings’ possession) relating to the Closing Working Capital Statement as Company Parent may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below).

(ii) Objection. On or prior to the last day of the Review Period, Company Parent may object to the Closing Working Capital Statement by delivering to Holdings a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If Company Parent fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Company Parent. If Company Parent delivers the Statement of Objections before the expiration of the Review Period, Holdings and Company Parent shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Holdings and Company Parent, shall be final and binding.

(iii) Resolution of Disputes. If Company Parent and Holdings fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) may be submitted by either Company Parent or Holdings for resolution to the Chicago office of RSM US LLP or, if RSM US LLP is unable to serve, Holdings and Company Parent shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, as soon as reasonably practicable, and in any event, within 30 days shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively. If the mutually agreed upon Independent Accountant shall not have agreed to perform the services called for hereunder, the Independent Accountant shall thereupon be selected in accordance with the Commercial Rules of the American Arbitration Association, with preference being given to any independent, national accounting firm that has no material relationship with any of the Parties.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Company Parent on the one hand, and by Holdings, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Company Parent or Holdings, respectively, bears to the aggregate amount actually contested by the Company Parent and Holdings.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(c) Payment of Post-Closing Adjustment; Offset.

(i) If the Post-Closing Adjustment is a negative number and exceeds the Post-Closing Adjustment Deductible, Company Parent shall, within three Business Days after the final determination of the Post-Closing Adjustment, pay to the Post-Closing Adjustment in cash or, at Company Parent’s election, by offset against the Promissory Note or by the surrender, forfeiture and cancellation of Indemnification and Adjustment Escrow Shares with an aggregate value, at the Deemed Holdings Common Stock Share Value, equal to the absolute value of the Post-Closing Adjustment.

(ii) If the Post-Closing Adjustment is a positive number and exceeds the Post-Closing Adjustment Deductible, Holdings shall, within three Business Days after the final determination of the Post-Closing Adjustment, issue to Company Parent shares of Holdings Common Stock with an aggregate value, at the Deemed Holdings Common Stock Share Value, equal to the Post-Closing Adjustment.

(iii) The amount of any Post-Closing Adjustment shall bear no interest.

(iv) If Company Parent fails to pay a Post-Closing Adjustment that is a negative number, Holdings, after notice of at least five Business Days to Company Parent, in addition to any rights pursuant to applicable Law and not by way of limitation of any such rights, Holdings is hereby authorized to set off all or any portion of the Post-Closing Adjustment (to the extent it is a negative number) against the Promissory Note.

(d) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.16 shall be treated as an adjustment to the amount of the Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.

2.17 Indemnity Escrow.

(a) As of the Effective Time, the Indemnification and Adjustment Escrow Shares shall be deposited by Holdings with the Escrow Agent to hold pursuant to the Escrow Agreement, to be held in escrow to satisfy (i) payment of a negative Post-Closing Adjustment, if any, pursuant to Section 2.16, (ii) any claims by Holdings Indemnified Persons for satisfaction of any indemnification claim of any Holdings Indemnified Persons pursuant to Article VIII, or (iii) any and all other claims made by Holdings or any Holdings Indemnified Person pursuant to this Agreement or in connection with the transactions contemplated hereby. The Escrow Agent shall hold the Indemnification and Adjustment Escrow Shares in accordance with the terms of the Escrow Agreement until the later of (i) final resolution of any claims made by Holdings or Holdings Indemnified Persons in accordance with the terms of this Agreement and the Escrow Agreement, or (ii) the twelve (12) month anniversary of the Closing Date.

(b) If Company Parent becomes obligated (whether through mutual agreement between Holdings and Company Parent, as a result of a final non-appealable judicial determination or otherwise finally determined in accordance with the terms hereof or the terms of the Escrow Agreement) to provide indemnification or another payment pursuant to or in accordance with the terms of this Agreement, Holdings and Company Parent shall, if necessary for release of Indemnification and Adjustment Escrow Shares, execute joint written instructions to the Escrow Agent to disburse the appropriate number of Indemnification and Adjustment Escrow Shares, based on the Deemed Holdings Common Stock Share Value, in accordance with the terms of this Agreement and the Escrow Agreement.

(c) Any costs and expenses of the Escrow Agent in connection with the Escrow Agreement shall be split evenly between Holdings, on the one hand, and Company Parent, on the other hand.

(d) Merger Consideration Adjustments. Except for any interest amounts paid thereon, any amounts distributed to Holdings pursuant to the provisions of this Section 2.17 shall be deemed to be and treated for all purposes as adjustments to the Merger Consideration.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules (whether or not a specific qualification is set forth in this Article III), the Company represents and warrants to Holdings that the statements contained in this Article III are true and correct as of the date hereof. Unless the context otherwise requires, references to the “Company” in this Article III shall be deemed to refer to the Company and its Subsidiaries.

3.1 Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so licensed, qualified or in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.2 Authority; Board Approval.

(a) The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the stockholders of Company required under the DGCL and the Company Charter Documents (“Requisite Company Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote, which has not yet occurred. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity). When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b) The Company Board, by resolutions duly adopted by unanimous written consent and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (ii) directed that the “agreement of merger” contained in this Agreement be submitted to Company Parent for adoption, and (iii) resolved to recommend that Company Parent adopt the “agreement of merger” set forth in this Agreement and directed that such matter be submitted for consideration of Company Parent.

3.3 No Conflicts; Consents. Except as set forth in the Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company (“Company Charter Documents”); (ii) subject to, in the case of the Merger, obtaining the Requisite Company Vote, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company that causes a Material Adverse Effect; (iii) except as set forth in the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of the Company; or (iv) result in the creation or imposition of any material Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. Except with respect to the Facility Licenses and as set forth in the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware and such filings as may be required under the HSR Act, and such other consents, approvals, Permits, Governmental Orders, declarations or filings that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder or continue to operate its business in the ordinary course following the Closing, or prevent or materially impede the consummation of the transactions contemplated hereby.

3.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 10,000,000 Shares, of which 8,000,000 Shares are issued and outstanding as of the close of business on the date of this Agreement and (ii) 2,000,000 shares of Preferred Stock, of which 2,000,000 shares are issued and outstanding as of the close of business on the date of this Agreement.

(b) Section 3.4(b) of the Disclosure Schedules set forth, as of the date hereof, the name of each Person that is the registered owner of any Shares and the number of Shares owned by such Person.

(c) Except as disclosed on Section 3.4(c) of the Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. Except as disclosed on Section 3.4(c) of the Disclosure Schedules, there are no declared or accrued unpaid dividends with respect to any shares of Company Common Stock.

(d) All issued and outstanding shares of Company Capital Stock are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company Charter Documents or any agreement to which the Company is a party; and (iii) except as disclosed on Section 3.4(c) of the Disclosure Schedules, free of any Encumbrances created by the Company in respect thereof. All issued and outstanding shares of Company Common Stock were issued in compliance with applicable Law.

(e) No outstanding Company Common Stock is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(f) Except as disclosed on Section 3.4(c) of the Disclosure Schedules, all distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

3.5 Subsidiaries. Section 3.5 of the of the Disclosure Schedules correctly sets forth the name of each Subsidiary of the Company, the jurisdiction of its organization and the Persons owning the outstanding equity interest of such Subsidiary. Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and possesses all requisite power and authority necessary to own its properties and to carry on its businesses as now being conducted and as presently proposed to be conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business requires it to qualify. All of the equity interest of each Subsidiary of the Company is validly issued, fully paid and nonassessable, and, except as set forth on Section 3.5 of the of the Disclosure Schedules, all of the equity interest of each such Subsidiary is owned by the Company free and clear of all Encumbrances. There are no outstanding rights or options to subscribe for or to purchase any equity interest of any Subsidiary of the Company or any stock or securities convertible into or exchangeable for such equity interest. No Subsidiary of the Company is subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its equity interest or any warrants, options or other rights to acquire its equity interest. None of the equity interest of any Subsidiary of the Company is subject to, or was issued in violation of, any purchase option, call option, right of first refusal or offer, co-sale or participation right, preemptive right, subscription right or similar right. Except as set forth on Section 3.5 of the of the Disclosure Schedules, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any Capital Stock or any other security or interest in any other Person or has any obligation to make any Investment in any Person. The copies of each Subsidiary’s articles of incorporation and bylaws (or similar governing documents or operating agreements) have been furnished to Holdings, reflect all amendments made thereto at any time prior to the date of this Agreement and are true, correct and complete.

3.6 Financial Statements. Complete copies of the Company and its Subsidiaries’ (a) unaudited consolidated financial statements consisting of the consolidated balance sheet of the Company and its Subsidiaries as at December 31 in each of the years 2019, 2018 and 2017 and the related statements of income, stockholders’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and (b) consolidated unaudited financial statements consisting of the balance sheet of the Company and its Subsidiaries as at September 30, 2020 and the related statements of income, stockholders’ equity and cash flow for the nine-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements for time periods from and after September 6, 2019 have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of the Company and its Subsidiaries. The Interim Financial Statements fairly present the financial condition of the Company and its Subsidiaries as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company and its Subsidiaries as of December 31, 2019 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company and its Subsidiaries as of August 31, 2020 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

3.7 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities, obligations or commitments, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) required to be set forth on a balance sheet prepared in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, other than liabilities: (i) incurred in connection with the preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (ii) incurred in the ordinary course of business after the Interim Balance Sheet Date, (iii) incurred in connection with the performance of executory contracts to which the Company is a party as of or following the Balance Sheet Date, or (iv) that, individually or in the aggregate, are not material to the Company.

3.8 Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company and its Subsidiaries, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the charter, by-laws or other organizational documents;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(j) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements pursuant to a Material Contract;

(k) material damage, destruction or loss (whether or not covered by insurance) to its property;

(l) any material capital investment in, or any loan to, any other Person;

(m) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(n) any material capital expenditures in excess of $100,000 as to a single expenditure or series of related expenditures;

(o) imposition of any material Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(p) hiring or promoting any person as or to (as the case may be) an officer;

(q) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former officer or director, (ii) Benefit Plan or (iii) collective bargaining or other agreement, in each case whether written or oral;

(r) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its direct or indirect stockholders or current or former directors, officers and employees, excluding advances, reimbursements or per diem amounts paid for business expenses in the ordinary course of business;

(s) entry into a material new line of business or abandonment or discontinuance of existing material lines of business;

(t) except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(u) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(v) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(w) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Holdings in respect of any Post-Closing Tax Period; or

(x) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.9 Material Contracts.

(a) The Disclosure Schedules list each of the following Contracts of the Company (such Contracts required to be listed, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) and all Company IP Agreements required to be set forth in of the Disclosure Schedules, being “Material Contracts”):

(i) each Contract of the Company involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii) all material Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions, excluding vendor contracts with standard indemnification obligations;

(iii) all Contracts that provide for assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all material broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) which involve aggregate consideration in excess of $100,000 and to which the Company is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(viii) all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(ix) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi) any material Contracts with any Healthcare Payors; and

(xii) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.9.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in material breach of or default under (or is alleged to be in material breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To the Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default giving rise to a Material Adverse Effect under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Holdings.

3.10 Title to Assets; Real Property.

(a) The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Annual Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in the Disclosure Schedules;

(ii) Encumbrances in favor of Fifth Third;

(iii) liens for Taxes not yet due and payable;

(iv) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(v) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(vi) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b) The Company does not own any Real Property. With respect to leased Real Property, the Company has delivered or made available to Holdings true, complete and correct copies of any leases affecting the Real Property.

3.11 Condition and Sufficiency of Assets. Except as set forth in the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

3.12 Intellectual Property.

(a) The Disclosure Schedules list all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that are not registered but that are material to the Company’s business or operations. To the Company’s Knowledge, all required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has made available to Holdings true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b) The Disclosure Schedule lists all Company IP Agreements that are material to the Company’s business or operations. The Company has made available to Holdings true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. To the Company’s Knowledge, each such Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. To the Company’s Knowledge, neither the Company nor any other party thereto is in material breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c) To the Company’s Knowledge, except as set forth in the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property material to or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(d) To the Company’s Knowledge, the consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any material Intellectual Property material to or necessary for the conduct of the Company’s business or operations as currently conducted.

(e) To the Company’s Knowledge, the Company’s rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company has taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property.

(f) To the Company’s Knowledge, the conduct of the Company’s business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g) There are no Actions (including any oppositions, interferences or re-examinations) pending or, to the Company’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

3.13 Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.

3.14 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than in the ordinary course of business; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

3.15 Healthcare Payors and Suppliers. Except as set forth on the Disclosure Schedules, the Company has not received any oral or written notice from any such Healthcare Payors to the effect that, and neither the Company has any knowledge that, any such Healthcare Payors will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, paying for any services of the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). The Company has not received any oral or written notice from any such supplier to the effect that, and the Company has no knowledge that, except in the ordinary course of business, any such supplier will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

3.16 Insurance. True and complete copies of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) have been made available to Holdings. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

3.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth in the Disclosure Schedules, there are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets; or (b) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. Except as set forth in the Disclosure Schedules, to the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action, except for Actions that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Except as set forth in the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

3.18 Licenses and Permits; Accreditation and Participation in Programs.

(a) All material licenses, Permits, and other approvals which are necessary to operate the Facility by Company (“Facility License(s)”) are valid and in full force and effect, and no Facility License is subject to any lien, limitation, restriction, probation or other qualification and there is no, and has been no, material default with respect thereto or, to Company’s Knowledge, any basis for the assertion of any material default thereunder. To Company’s Knowledge, there is no action pending or threatened, that could result in the termination, revocation, limitation, suspension, restriction or impairment of any material Facility License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Facility License or any basis therefore. Company has, and has had at all times since September 6, 2019, all Facility Licenses that Company is or was required to have under applicable Laws, which are or were necessary in order to enable Company to operate the Facility, and to Company’s Knowledge, to be paid or reimbursed for medical services provided to its patients and to occupy the Real Property.

(b) The Company has not received notice from any Governmental Authorities which enforce the requirements of the Healthcare Laws of any pending or threatened investigations with respect to the operation of the Facility.

3.19 Exclusion by Federal Healthcare Programs. Neither Company nor any of the Company Employees, Company’s former employees while they were employed by Company, or Company’s Representatives have ever been listed by any federal agency (including, but not limited to, Medicare or TriCare) as debarred, suspended or excluded or has ever been suspended or excluded from any Medicaid program or other state program for the reimbursement of healthcare, and there are no Actions or, to the Knowledge of Company, no pending investigations by any Governmental Authority to debar, suspend or exclude Company, including but not limited to, the Company Employees, Company’s former employees while they were employed by Company, or Company’s Representatives. Company has timely filed, in a complete and correct manner, all requisite claims and other reports required to be filed in connection with all state and federal Third Party Payor Programs or in connection with all of Company’s contractual obligations, in any case, which are due on or before the date hereof. Except as disclosed on the Disclosure Schedules, there are no pending Payor audits with respect to any billing for the services of Facility or Company (including, but not limited to, the Company Employees or former employees) or Company’s Representatives, other than Third Party Payor audits in the ordinary course of business. Except as disclosed in the Disclosure Schedules, to the Knowledge of Company, neither Company nor any of the Company Employees, Company’s former employees while they were employed by Company or Company’s Representatives have engaged in any billing, coding or documentation practice which would give rise to any overpayment Liability to Medicare, Medicaid or any other Payor or patient and all appropriate patient refunds have been promptly made. To the Knowledge of Company, since September 6, 2019 the Company has not engaged in any conduct which would give rise to any material Liability to Company (or to Parent as a consequence of this transaction) under any Healthcare Laws.

3.20 Compliance with Laws; Permits.

(a) The Company is, and has been, in compliance in all material respects with all applicable Laws relating to the operation of its business and the maintenance and operation of its properties and assets, including the Healthcare Laws. No written notices have been received by, and no Actions have been initiated against, the Company alleging or pertaining to a violation of any such Laws. The Company has not made any bribes, kickback payments or other similar payments of cash or other consideration, including payments to customers or clients or employees of customers or clients for purposes of doing business with such Persons in violation of the Healthcare Laws.

(b) The Company holds and is in compliance in all material respects with all permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations of all non-U.S., federal, state and local Governmental Authorities required for the conduct of its business and the ownership of its properties. To the Company’s Knowledge, no written notices have been received by the Company alleging the failure to hold any of the foregoing. Subject to applicable change of ownership notice and application requirements, all of such permits, licenses, bonds, approvals, accreditations, certificates, registrations and authorizations will be available for use by the Company immediately after the Closing.

(c) Since September 6, 2019, the Company has complied and is in compliance with all applicable data protection, privacy and other Laws, in each case, governing the collection use, storage, distribution, transfer or disclosure (whether electronically or in any other form or medium) of all Personal Information, including by entering into agreements governing the flow of Personal Information across national borders and providing notice of such flow to each individual to whom such Personal Information relates as required by such Laws. To Company’s Knowledge, all Personal Information in the custody or control of the Company has been collected, used, stored, distributed, transferred and disclosed with the consent of each individual to whom it relates as required by such Laws and has been used only for the purposes for which it was initially collected. No Personal Information has been collected, used, stored, distributed, transferred or disclosed by any third party on behalf of the Company. The Company has, and has had in place since September 6, 2019, a privacy policy governing the collection use, storage, distribution, transfer and disclosure of Personal Information by the Company, as the case may be, and has collected, used, stored, distributed, transferred and disclosed all Personal Information in accordance with such policy. Since September 6, 2019, to Company’s Knowledge, there has not been any notice to, complaint against or audit, proceeding or investigation conducted or claim asserted with respect to the Company, by any Person (including any Governmental Authority) regarding the collection, use, storage, distribution, transfer or disclosure of Personal Information, and none is pending or, to the knowledge of the Company, threatened (and to the knowledge of the Company there is no basis for the same). The Company has implemented and is in compliance in all material respects with physical, technical and other measures complying with such Laws and meeting applicable industry standards to assure the integrity and security of transactions executed through its computer systems and of all confidential or proprietary data, including Personal Information. Since September 6, 2019, there has been no actual or alleged material breach of security or unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any Personal Information, confidential or proprietary data or any other such information maintained or stored by or on behalf of the Company and there have been no facts or circumstances that, to Company’s Knowledge, would require the Company to give notice to any customers, vendors, consumers or other similarly situated Persons of any actual or perceived data security breaches pursuant to any Law or contract.

3.21 Employee Benefit Matters.

(a) The Disclosure Schedule contains a true and complete list of each pension, employee benefit, retirement, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has since January 1, 2020 been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Holdings or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed in the Disclosure Schedules, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, the Company has made available to Holdings accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) the most recent nondiscrimination tests performed under the Code; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Except as set forth in the Disclosure Schedules, each Benefit Plan and any related trust has been established, administered and maintained in accordance with its terms and in material compliance with all applicable Laws (including ERISA, the Code). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Company’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. To the Company’s Knowledge, nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Holdings or any of its Affiliates, to a material penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. Except as set forth in the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d) Neither Company nor any ERISA Affiliate currently has, or within the six-year period immediately prior to the date of this Agreement, maintained, participated in, contributed to, or had an obligation to contribute to (i) a “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or (iv) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code. No liability under Title IV or Section 302 of ERISA has been incurred by Holdings or any ERISA Affiliate that has not been satisfied in full, and, to the Knowledge of Holdings, no condition exists that would reasonably be expected to present a material risk to Holdings or any Holdings Subsidiaries of incurring any such liability.

(e) Except as set forth in the Disclosure Schedules, each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Holdings, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation to any employee, officer, director, independent contractor or consultant, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(f) Except as set forth in the Disclosure Schedules and other than as required under Section 601 et seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(g) Except as set forth in the Disclosure Schedules, there is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h) There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither the Company nor any of its Affiliates has any commitment or obligation to any director, officer, employee, independent contractor or consultant to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(i) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j) To the Company’s Knowledge, each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(k) Except as set forth in the Disclosure Schedules,] neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

3.22 Employment Matters.

(a) Except as set forth in the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(b) The Company is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of the Company, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c) The Company is and has since January 1, 2020 been in material compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in the Disclosure Schedules, there are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

(d) The Company has complied with the WARN Act, and it has no plans to undertake any action that would trigger the WARN Act.

3.23 Taxes. Except as set forth in the Disclosure Schedules:

(a) All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before December 31, 2019 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(e) The Disclosure Schedules sets forth those taxable years for which examinations by taxing authorities are presently being conducted.

(f) The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(g) The Company has delivered to Holdings copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2019.

(h) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(i) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(j) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(k) Except for the Company and the Subsidiaries, the Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(l) The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) a prepaid amount received on or before the Closing Date;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v) any election under Section 108(i) of the Code.

(m) The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(n) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(o) The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(p) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(q) The Company is a United States person within the meaning of Section 7701(a)(30) of the Code.

(r) The Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(s) The Company has never owned any “controlled foreign corporations” within the meaning of Section 957(a) of the Code.

(t) No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(a) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

3.24 Health Care Regulatory Compliance.

(a) Company is certified for participation and reimbursement under its Third Party Payor Programs and has current provider numbers and/or provider agreements for such Third Party Payor Programs under which it is presently receiving payments. True, correct and complete copies of provider agreements with Third Party Payor Programs have been provided to Parent. True, correct and complete copies of all surveys of Company conducted in connection with any Third Party Payor Programs or licensing or accrediting bodies during the past three years and in the possession of Company have been provided or made available to Parent. To the extent that Company participates or receives reimbursement from Third Party Payor Programs, Company has submitted claims to such Payors in material compliance with any and all applicable Laws and rules and regulations governing such Third Party Payor Programs.

(b) Except as set forth on the Disclosure Schedules, no consent or approval of, prior filing with or notice to, or any Action by, any Governmental Authority or any other third party is required: (i) in connection with the transfer or change of ownership of such Permit, or Third Party Payor Programs; (ii) by reason of the transactions contemplated by this Agreement, or (iii) for the continued operation of the Facility by Surviving Corporation thereafter on a basis consistent with past practices. Company has not received any written notice of any Action pending or recommended by any Governmental Authority having jurisdiction over the items listed on the Disclosure Schedules, either to revoke, withdraw or suspend any Permit, or to terminate the participation of Company in any Third Party Payor Program. Assuming that all consents required to be obtained in connection with the consummation of this Agreement and the transactions contemplated hereby are obtained prior to Closing, no event has occurred that, with either the giving of notice, the passage of time, or both, would constitute grounds for a violation, Order or deficiency with respect to any of the items listed on the Disclosure Schedules or, outside of the ordinary course of business, would constitute grounds to revoke, withdraw or suspend any such Permit, or to terminate or modify the participation of Company in any Third Party Payor Programs.

(c) Company has timely filed all reports and submitted all claims for reimbursement that are required to be filed prior to the date hereof in accordance with the Third Party Payor Programs, and other insurance carriers and all billing and coding practices by Company, and all such reports and invoices are materially complete and accurate and have been prepared in compliance in all material respects with the Laws, rules and regulations governing reimbursement and payment of claims in effect at the time of filing. Except as set forth on Schedule 3.24(c), Company has paid or caused to be paid all known refunds or overpayments which have become due whether pursuant to such reports and invoices or otherwise, and has no Liability to any Payor for any refund or overpayment except as may occur in the ordinary course of business consistent with past practice. Except as set forth on Schedule 3.24(c), and to the Knowledge of Company, there are no pending appeals, adjustments, challenges, audits, claims, or notices of intent to audit such prior reports or invoices, and since September 6, 2019, Company has not been audited or examined by any Payor. To the Company’s Knowledge, there are no other reports required to be filed by Company in order to be paid under any Third Party Payor Program for services rendered in connection with its businesses, operations and assets, except for reports not yet due.

(d) Company is not subject to the terms of any corporate integrity program, compliance certificate program, systems improvement agreement, or mandatory compliance plan with a Governmental Authority.

(e) Except as set forth on the Disclosure Schedules, to the Company’s Knowledge: (i) Company’s right or the right of any licensed professional or other individual employed by or under contract with Company as of the date hereof and as of Closing to receive reimbursements pursuant to any Third Party Payor Program has not been terminated or otherwise materially adversely affected as a result of any investigation or Action by any Governmental Authority; (ii) neither Company nor any individual employed by or under contract with Company (now or in the past) has been excluded, suspended or been otherwise determined to be, or identified as, ineligible to participate in any Third Party Payor Program; (iii) Company has not, since September 6, 2019, been the subject of any non-routine: (A) inspection, (B) survey, (C) audit, or, (D) to the Knowledge of Company: (1) investigation, (2) monitoring, or (3) other form of review by any Governmental Authority, professional review organization, or certifying agency based upon any alleged illegal or inappropriate activity on the part of Company, nor has Company received any written notice of deficiency (other than those that have been cured) during the past three (3) years in connection with its businesses, operations and assets, and (iv) there are not presently, and at the Closing Date there will not be, any outstanding deficiencies or corrective action plans of any Governmental Authority requiring conformity to any applicable agreement, statute, regulation, ordinance or bylaw, including the Third Party Payor Programs. .

(f) Neither Company nor any licensed health care professionals, including, but not limited to, physicians, physician assistants, nurses and other mid-level providers, who are employees (collectively, “Health Care Professionals”), has/have engaged in any activity or contractual relationship or omitted to take required action as required within the scope of their employment, such as the filing or submission of any claim for reimbursement, report or other documentation, in violation of any applicable federal, state or local Law, including the Healthcare Laws.

(g) Neither Company nor any Health Care Professionals has/have engaged in any activities that are prohibited under the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq., or the regulations promulgated pursuant to such statutes or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

3.25 HIPAA and HITECH Act Compliance.

(a) Company is in compliance with the applicable privacy, security, transaction standards, breach notification, and other provisions and requirements of HIPAA, the HITECH ACT and any comparable state Laws, in effect as of the date hereof. Company has established and implemented such policies, programs, procedures, contracts and systems as are necessary to comply with HIPAA and the HITECH Act as in effect as of the date hereof except as would not have or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the date hereof, Company has not received any written communication from any Governmental Authority that alleges that Company is not in compliance with HIPAA or the HITECH Act.

(c) As of the date hereof: (i) except as would not have or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, to the Company’s Knowledge, no HIPAA Breach has occurred with respect to any unsecured Protected Health Information (including electronic Protected Health Information) maintained by or for Company that is subject to the notification requirements of 45 C.F.R. Part 164, Subpart D, and (ii) to the Company’s Knowledge, no information security or privacy HIPAA Breach event has occurred that would require notification under any comparable state Laws. For the purposes of this Section 3.25(c), “HIPAA Breach” means a breach of unsecured Protected Health Information as defined in 45 C.F.R. §164.402, and “Protected Health Information” means individually identifiable health information transmitted by electronic media, maintained in electronic media, or transmitted or maintained in any other form or medium as defined in 45 C.F.R. §160.103.

3.26 Health Care Professional Licensure; Accreditation. To the Company’s Knowledge, at all times since September 6, 2019 during which a Health Care Professional provided any health care services to or on behalf of Company, such Health Care Professional was duly licensed to practice in each applicable jurisdiction.

3.27 Books and Records. The minute books and stock record books of the Company, all of which have been made available to Holdings, are complete and correct. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, Company Parent, the Company Board and any committees of the Company Board, and no meeting, or action taken by written consent, of Company Parent, Company Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession or control of the Company.

3.28 Bank Accounts; Names and Locations. The Disclosure Schedules lists all of the Company and its Subsidiaries’ bank accounts (designating each authorized signatory and the level of each signatory’s authorization). Except as set forth in the Disclosure Schedules, since September 6, 2020, neither the Company nor its predecessors has used any other name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business. All of the tangible assets and properties of the Company and its Subsidiaries are located at the locations set forth in the Disclosure Schedules.

3.29 Related Party Transactions. Except as set forth in the Disclosure Schedules, no executive officer or director of the Company or any person owning 5% or of the Shares (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

3.30 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company other than those in favor of Fifth Third.

3.31 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company.

3.32 Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Holdings or any of its Representatives on behalf of the Company or Company Parent pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

3.33 PPP Loan. Certain Subsidiaries have obtained a “Paycheck Protection Program” (“PPP”) loan through the U.S. Small Business Administration (the “PPP Loan”) under the CARES Act. At the time of application, and at the time each PPP Loan was funded, the applicable Subsidiaries satisfied and the applicable Subsidiaries continue to satisfy all of the applicable criteria for each PPP Loan set forth in the Small Business Act (15 U.S.C. 636(a)) and the CARES Act (based on applicable Law, including any official public guidance of the relevant Governmental Authority on the CARES Act, existing as of the date of submission of the Subsidiaries’ application for each PPP Loan), including without limitation, that the proceeds of each PPP Loan were used solely for CARES Act Permitted Purposes. The application materials and supporting documentation with respect to each PPP Loan delivered by the Subsidiaries to the financial institution providing each PPP Loan were true and correct in all material respects. The loan forgiveness application materials and supporting documentation with respect to each PPP Loan to be delivered by the Subsidiaries to the financial institution providing each PPP Loan will be true and correct in all material respects.

3.34 Due Diligence. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, PARENT, HOLDINGS AND MERGER SUB (COLLECTIVELY, “BUYER PARTIES”) ACKNOWLEDGE AND AGREE THAT NEITHER THE COMPANY NOR COMPANY PARENT NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE COMPANY AND COMPANY PARENT WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, BEYOND THOSE EXPRESSLY MADE HEREIN (IN EACH INSTANCE, FOR THE AVOIDANCE OF DOUBT, AS MODIFIED BY THE DISCLOSURE SCHEDULES) AND ANY ANCILLARY DOCUMENT, AND NO BUYER PARTY IS RELYING ON ANY OTHER REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY MADE HEREIN OR ANY ANCILLARY DOCUMENT. EACH BUYER PARTY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES HEREIN AND ANY ANCILLARY DOCUMENT, THE ASSETS AND THE BUSINESS OF THE COMPANY ARE BEING TRANSFERRED ON A “WHERE IS” AND, AS TO CONDITION, “AS IS” BASIS. EACH BUYER PARTY FURTHER ACKNOWLEDGES AND AGREES THAT NEITHER THE COMPANY NOR COMPANY PARENT NOR ANY OTHER PERSON HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION, DATA, OR STATEMENT

REGARDING THE COMPANY, INCLUDING IN RESPECT OF COMPANY PARENT, THE SUBSIDIARIES, OR THEIR BUSINESSES, THE OPERATIONS, PROSPECTS, OR CONDITION (FINANCIAL OR OTHERWISE), OR THE ACCURACY OR COMPLETENESS OF ANY DOCUMENT, PROJECTION, MATERIAL, STATEMENT, OR OTHER INFORMATION, NOT EXPRESSLY SET FORTH HEREIN AND IN ANY ANCILLARY DOCUMENT. EACH BUYER PARTY ACKNOWLEDGES AND AGREES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, ITS OWN INDEPENDENT INVESTIGATION OF THE CONDITION, OPERATIONS AND BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES AND, IN MAKING THE DETERMINATION TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED HEREBY, BUYER PARTIES HAVE RELIED SOLELY ON THE RESULTS OF SUCH INDEPENDENT INVESTIGATION. EACH OF THE BUYER PARTIES ACKNOWLEDGES THAT IT IS AN INFORMED AND SOPHISTICATED PERSON, AND HAS ENGAGED ADVISORS EXPERIENCED IN THE EVALUATION AND PURCHASE OF COMPANIES SUCH AS THE COMPANY AND ITS SUBSIDIARIES AS CONTEMPLATED HEREUNDER.

3.35 Disclosure Schedules. The Company, by notice to Parent and Holdings, may update the Disclosure Schedules from time to time after the date of this Agreement and prior to November 30, 2020 so long as the updates, individually or taken as a whole, do not and reasonably would not be expected to have a Material Adverse Effect on the Company or its Subsidiaries.

Article IV

REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND MERGER SUB

Except as set forth in Article IV of the Disclosure Schedules, Holdings and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date hereof.

4.1 Organization and Authority of Holdings and Merger Sub. Holdings is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Holdings has the corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Each of Holdings and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Holdings and Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Holdings and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Holdings and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company and corporate action on the part of Holdings and Merger Sub and no other proceedings on the part of Holdings and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Holdings and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Holdings and Merger Sub enforceable against Holdings and Merger Sub in accordance with its terms. When each Ancillary Document to which Holdings or Merger Sub is or will be a party has been duly executed and delivered by Holdings or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Holdings or Merger Sub enforceable against it in accordance with its terms.

4.2 No Conflicts; Consents. The execution, delivery and performance by Holdings and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Holdings or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Holdings or Merger Sub; or (c) require the consent, notice or other action by any Person under any Contract to which Holdings or Merger Sub is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Holdings or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware and such filings as may be required under the HSR Act and such other consents, approvals, Permits, Governmental Orders, declarations or filings that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Holdings and Merger Sub to perform their obligations hereunder, or prevent or materially impede the consummation of the transactions contemplated hereby.

4.3 Capitalization.

(a) The authorized capital stock of Holdings consists of 15,000,000 shares of Common Stock, of which 4,981,300.00 are issued and outstanding as of the close of business on the date of this Agreement.

(b) The Equity Consideration shall represent in the aggregate at least 3.237% of the capitalization of Holdings immediately after giving effect to the Merger and the Significant Subsidiary Acquisitions (the “Post-Closing Holdings Capitalization”), as calculated on a Fully Diluted Basis. Schedule 4.3 sets forth a summary capitalization table with respect to the expected Post-Closing Parent Capitalization.

(c) As of the date of this Agreement, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of Holdings is authorized or outstanding, and (ii) there is no commitment by Holdings to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of Holdings or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Holdings Common Stock.

(d) All issued and outstanding shares of Holdings Common Stock are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Holdings organization documents or any agreement to which Holdings is a party; and (iii) free of any Encumbrances created by Holdings in respect thereof. All issued and outstanding shares of Holdings common stock were issued in compliance with applicable Law.

(e) There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to Holdings or any of its securities.

(f) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of Holdings were undertaken in compliance with Holdings Charter Documents then in effect, any agreement to which Holdings then was a party and in compliance with applicable Law.

4.4 No Subsidiaries. Except as set forth on Section 4.4 of the Disclosure Schedules, as of the date hereof, Holdings does not own, or have any interest in any shares or have an ownership interest in any other Person.

4.5 Clean Status. Neither Holdings nor Merger Sub have ever been listed by any federal agency (including, but not limited to, Medicare or TriCare) as debarred, suspended or excluded or has ever been suspended or excluded from any Medicaid program or other state program for the reimbursement of healthcare, and there are no Actions or, to the knowledge of Holdings and Merger Sub, no pending investigations by any Governmental Authority to debar, suspend or exclude Holdings and/or Merger Sub, including but not limited to, their employees, shareholders, members or Representatives. Neither Holdings nor Merger Sub, including but not limited to, their employees, shareholders, members or Representatives, have engaged in any activities that may have a material impact on Company’s ability to obtain and maintain the Facility Licenses.

4.6 Tax Status of Holdings. Holdings is taxed as a corporation for federal income tax purposes. Holdings always has been taxed as a corporation since its inception and will be taxed as a corporation upon the Closing Date.

4.7 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. Merger Sub has no assets or liabilities except for those arising under this Agreement.

4.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Holdings or Merger Sub.

4.9 Legal Proceedings. There are no Actions pending or, to Holdings’ or Merger Sub’s knowledge, threatened against or by Holdings, Merger Sub or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

4.10 Full Disclosure. No representation or warranty by Holdings or Merger Sub in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Company or any of its Representatives pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article V

COVENANTS

5.1 Conduct of Business. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Holdings (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall (x) conduct the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and its Subsidiaries and to preserve the rights, franchises, goodwill and relationships of their respective employees, customers, lenders, suppliers, regulators and others having business relationships with the Company and its Subsidiaries. From the Closing until the Unwind Option Expiration Date, except as otherwise provided in this Agreement or consented to in writing by Company Parent (which consent shall not be unreasonably withheld or delayed), the Company shall (i) conduct the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practice; and (ii) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and its Subsidiaries and to preserve the rights, franchises, goodwill and relationships of their respective employees, customers, lenders, suppliers, regulators and others having business relationships with the

Company and its Subsidiaries. Without limiting the foregoing, from the date hereof until the Closing Date or the Unwind Option Expiration Date, as applicable, the Company shall, and shall cause each of its Subsidiaries to:

(a) preserve and maintain all of its material Permits;

(b) pay its debts, Taxes and other material obligations when due;

(c) maintain the properties and material assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all material Insurance Policies, except as required by applicable Law;

(e) defend and protect its material properties and assets from infringement or usurpation;

(f) perform all of its material obligations under all Contracts relating to or affecting its properties, assets or business;

(g) maintain its books and records in accordance with past practice;

(h) comply in all material respects with all applicable Laws; and

(i) not take or permit any action that would cause any of the changes, events or conditions described in Section 3.8 to occur (including without limitation any dividend, distribution or loan to stockholders); provided, however, that the Company may redeem the Preferred Stock for the Preferred Stock Redemption Note at any time; and provided, further, that the Company may distribute all or substantially all of its cash and cash equivalents to Company Parent prior to the Closing.

Notwithstanding the foregoing, Holdings and Merger Sub acknowledge and agree that (i) nothing contained in this Agreement shall be construed to give Holdings or Merger Sub, directly or indirectly, rights to control or direct the Company’s operations prior to the SPAC Merger Closing, (ii) prior to the SPAC Merger Closing, the current directors and officers of the Company shall exercise complete control and supervision of its operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Holdings or Merger Sub shall be required with respect to any matter to the extent the requirement of such consent would, upon the advice of the Company’s counsel, violate any applicable Law, be inconsistent with the requirements of any Governmental Authority, or violate any contractual obligation to which the Company is a party.

5.2 Access to Information.

(a) From the date hereof until the Closing, the Company shall (a) afford Holdings and its Representatives reasonable access (at reasonable times during normal business hours and upon reasonable advance notice and subject to any restrictions contained in confidentiality agreements to which the Company is subject) to the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company and its Subsidiaries, subject to reasonable notice; and (b) furnish Holdings and its Representatives with such financial, operating and other data and information related to the Company and its Subsidiaries as Holdings or any of its Representatives may reasonably request. From the Closing until the Unwind Option Expiration Date, the Company shall (i) afford Company Parent and its Representatives reasonable access (at reasonable times during normal business hours and upon reasonable advance notice and subject to any restrictions contained in confidentiality agreements to which the Company is subject) to the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company and its Subsidiaries, subject to reasonable notice; and (ii) furnish Company Parent and its Representatives with such financial, operating and other data and information related to the Company and its Subsidiaries as Company Parent or any of its Representatives may reasonably request. With respect to any access under this Section 5.2(a), (A) such access shall not unreasonably disrupt the operations of the Company; and (B) the Company shall not be required to provide access to or to disclose information if the Company reasonably believes that such access or disclosure could (x) violate any applicable Law (including antitrust laws or data protection laws, rules or regulations), the terms of any Contract, or any fiduciary duty or duty of confidentiality owed to any Person (whether such duty arises contractually, statutorily or otherwise), or (y) jeopardize the privilege of the Company with respect to attorney-client communications or attorney work product, or (z) cause significant competitive harm to the Company if the transactions contemplated hereby are not consummated. No investigation by Holdings or other information received by Holdings shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement. No investigation by Company Parent or other information received by Company Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or Holdings in this Agreement.

(b) Holdings and Merger Sub hereby acknowledge and agree that they are not authorized to and shall not (and shall cause their Affiliates and their and their Affiliates’ respective employees, counsel, accountants, consultants, financing sources or other Representatives not to) contact any employee (other than the executive officers of the Company), competitor, supplier, distributor, customer, consultant, agent, Representative or other commercial counterparty of the Company prior to the Closing without the prior written consent of the Company in each instance. All requests for information regarding the Company or for access to any of the properties, books or records of the Company shall be directed to Martin S. A. Beck, and neither Holdings nor Merger Sub nor any of their respective Representatives shall (directly or indirectly) contact or communicate with any other officer, director, manager, employee, agent or other Representative of the Company or any of its Affiliates without the prior written approval of Martin S. A. Beck.

(c) The information provided pursuant to this Section 5.2 shall be used solely for the purpose of the transactions contemplated hereby. Holdings and the Company shall comply with, and shall cause their respective Representatives to comply with, the terms set forth in that certain Nondisclosure Agreement dated May 24, 2019 between Sana Services, Inc. (an Affiliate of Holdings) and Rewi Enterprises, LLC (an Affiliate of the Company) (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein. Company Parent, Holdings and the Company, shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated as of the Closing, between Holdings and the Company (the “Post-Closing Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein. The Post-Closing Confidentiality Agreement shall be substantially similar in form and substance as the Confidentiality Agreement unless the parties thereto otherwise agree.

5.3 No Solicitation of Other Bids.

(a) The Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, knowingly facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their

Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Holdings or any of its Affiliates) concerning a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or any of its Subsidiaries; provided, however, that Company’s negotiations, arrangements and agreements with Fifth Third or Mr. Gerhardt shall not be deemed an Acquisition Proposal.

(b) In addition to the other obligations under this Section 5.3, the Company shall promptly (and in any event within three Business Days after receipt thereof by the Company or its Representatives) advise Holdings orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Company agrees that the rights and remedies for noncompliance with this Section 5.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Holdings and that money damages would not provide an adequate remedy to Holdings.

5.4 Stockholders Consent. The Company shall use their reasonable best efforts to obtain, following the execution and delivery of this Agreement, the Requisite Company Vote. For the avoidance of doubt, the Requisite Company Vote has not yet occurred and is in addition to any approvals obtained for the execution of this Agreement.

5.5 Notice of Certain Events.

(a) From the date hereof until the Closing, the Company shall promptly notify Holdings in writing of, and from and after the Closing until the Unwind Option Expiration Date, the Company shall promptly notify Company Parent in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (a) has had, or could reasonably be expected to have a Material Adverse Effect, (b) has resulted in, any representation or warranty made by the Company hereunder not being true and correct in any material respect or (c) has resulted in, or could reasonably be expected to result in, any of the conditions set forth in Section 7.2 to be impossible to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Holdings’ or Company Parent’s receipt of information pursuant to this Section 5.5 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or Holdings in this Agreement (including Sections 8.2 and Section 9.1(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

5.6 Directors and Holdings Shareholder Matters. From the Closing Date until the Unwind Option Expiration Date, the board of directors of the Company shall consist of one director, who will be an individual designated by Company Parent. From the Closing Date until the five-year anniversary of the Closing Date, Company Parent shall have the right to designate at least one in every five members of the board of directors of Holdings or, if Holdings is a Subsidiary, its direct or indirect Holdings. If there is a SPAC Merger Closing and Holdings or such Holdings is not the surviving, Holdings, publicly traded company, of such transaction, Company Parent shall have the right to designate at least one member of the board of directors of such surviving, Holdings, publicly traded company. To the extent the stockholders of Holdings enter into an agreement (whether in a single agreement or multiple agreements or instruments) covering the election of directors, stockholder rights, voting matters, information rights, rights of first refusal or similar or related matters, Company Parent shall have substantially the same rights thereunder as Thrasys, Inc.

5.7 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) The Company and Holdings shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.3 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 5.7 shall require, or be construed to require, Holdings or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Holdings, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Holdings of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

5.8 Directors’ and Officers’ Indemnification and Insurance.

(a) Holdings and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Subsidiary (each an “D&O Indemnified Party”) as provided in the Company Charter Documents or similar documents of the Subsidiaries, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in the Disclosure Schedules, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim. Holdings shall cause the articles of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the articles of incorporation and bylaws of the Company.

(b) For the period beginning at the Effective Time and ending at the earlier of six years after the Effective Time or the Unwind Option Expiration Date, to the fullest extent permitted under applicable Law, Holdings and the Surviving Corporation (the “D&O Indemnifying Parties”) shall indemnify, defend and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees (including attorneys’ fees and disbursements), expenses, judgments and fines incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of the Company, whether asserted or claimed prior to, at or after the Effective Time (including in connection with the transactions contemplated by this Agreement), in each case, to the fullest extent permitted under applicable Law, and shall provide each D&O Indemnified Party advancement for any legal or other expenses incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines, subject to the Surviving Corporation’s receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law.

(c) Prior to the Closing, the Company shall obtain, at Holdings’ expense, “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The Company shall bear the cost of the D&O Tail Policy and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Transaction Expenses. During the term of the D&O Tail Policy, Holdings shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived, and shall pay any premiums or other amounts in respect of such D&O Tail Policy.

(d) The obligations of Holdings and the Surviving Corporation under this Section 5.8 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.8 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.8 applies shall be third-party beneficiaries of this Section 5.8, each of whom may enforce the provisions of this Section 5.8).

(e) In the event Holdings, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Holdings or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.8. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.8 is not prior to, or in substitution for, any such claims under any such policies.

5.9 Employee Benefits and Service Credit. Until the first anniversary of the Closing, Holdings shall cause the Company to provide the employees employed by the Company after the Closing with compensation that is no less favorable than the compensation provided to such employees immediately prior to the Closing (including with respect to bonus compensation and post-termination severance pay) and with employee benefits that are at least substantially similar in the aggregate to the Benefit Plans as of the date of his Agreement.

5.10 Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof, including without limitation the approval and execution by Holdings, and the other Subsidiaries of Holdings of such security agreements, collateral pledges, and guarantees, on customary commercial terms, as Fifth Third may require as a condition to its consent to this Agreement and the transactions contemplated hereby. From the Closing until the Unwind Option Expiration Date, each party hereto shall, if notice of exercise of the Unwind Option has been given under Article X use reasonable best efforts to take such actions as are necessary to expeditiously effectuate the Unwind Option and Holdings shall bear the costs associated with any Permits or other actions required under Healthcare Laws in connection with the Unwind Option.

5.11 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), the Company and the Company Parent, and until the Unwind Option Expiration Date, unless otherwise required by applicable Law (based on the reasonable advice of counsel), the Company and Holdings, shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Holdings and Company Parent (which consents shall not be unreasonably withheld, delayed or conditioned), and the parties hereto shall cooperate as to the timing and contents of any such announcement.

5.12 SPAC Merger Closing. As part of the SPAC Merger Closing, (a) once permitted under all agreements in place with Fifth Third, Holdings shall pay for the redemption of the Preferred Stock and all amounts required by the Amended and Restated Certificate of Incorporation of the Company in connection therewith or, if the Preferred Stock has been redeemed by the Company for the Preferred Stock Redemption Note, Holdings shall pay in full (or cause to be paid) the Preferred Stock Redemption Note, (b) Holdings shall pay in full (or cause to be paid) all amounts owed by the Company and its Subsidiaries to Fifth Third, (c) the shares of Holdings Common Stock comprising the Equity Consideration shall be increased to the extent necessary to maintain the percentage set forth in Section 4.2(b), (d) the Holdings Common Stock (as converted or exchanged in the SPAC Merger) comprising the Equity Consideration shall be listed for trading on a national securities exchange, and (e) Holdings shall be valued at no less than $1.0 billion.

5.13 Holdings Obligations. Holdings shall cause SPAC to assume in the SPAC Merger transaction documents all obligations of Holdings set forth in this Agreement and the Ancillary Documents.

5.14 PPP Loan Cooperation/Record Retention.

(a) Parent, Company and the applicable Subsidiaries shall use commercially reasonable efforts to each cooperate, as and to the extent reasonably requested by each other, each PPP Loan lender, or any Governmental Authority, in connection with any PPP Loan forgiveness of all or portion thereof, and any audit, litigation or other proceeding related thereto; provided, however, that the timing of when to submit a loan forgiveness application shall be at the sole discretion of the Company, but not later than the Closing. Such commercially reasonable cooperation shall include, without limitation: (i) the retention and the provision of all records and information in its possession relating to each PPP Loan, including documentation submitted with each PPP Loan application, documentation supporting the certifications as to eligibility for each PPP Loan, documentation necessary to support the loan forgiveness application, and documentation demonstrating the Subsidiaries’ material compliance with the PPP requirements; and (ii) making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder, including any employees involved in each PPP Loan application for and the administration of each PPP Loan. Each of Parent and the applicable Subsidiaries shall retain such records and information in its possession in its files, and shall make such employees available, for six (6) years after the date each PPP Loan is forgiven or repaid in full, and shall permit authorized representatives of the U.S. Small Business Administration, including representatives of its Office of Inspector General, to access such files and employees upon request.

(b) In the event forgiveness of any PPP Loan is denied, the applicable Subsidiary shall have the right to control the appeal process at its own expense.

5.15 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger. At and after the closing, if any, of the Unwind Option, the officers and directors of the Company shall be authorized to execute and deliver, in the name and behalf of the Company,

Surviving Corporation or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, Surviving Corporation or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Article VI

TAX MATTERS

6.1 Tax Covenants.

(a) Without the prior written consent of Holdings (not to be unreasonably withheld), prior to the Closing, the Company, its Affiliates, its Representatives and Company Parent shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Holdings or the Surviving Corporation in respect of any Post-Closing Tax Period. The Company agrees that Holdings is to have no liability for any Tax resulting from any action of the Company, any of its Representatives or the Company Parent. The Company Parent shall indemnify and hold harmless Holdings against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Holdings when due. Holdings shall timely file any Tax Return or other document with respect to such Taxes or fees (and Company Parent shall cooperate with respect thereto as necessary).

6.2 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company or any of its Subsidiaries shall be terminated as of the Closing Date. After such date neither the Company nor any of its Subsidiaries or Representatives shall have any further rights or liabilities thereunder.

6.3 Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, the Company Parent shall indemnify the Company, its Subsidiaries, Holdings, and each Holdings Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.23; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Taxes of the Company and its Subsidiaries or relating to the business of the Company and its Subsidiaries for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company or any of its Subsidiaries arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Company Parent shall reimburse Holdings for any Taxes of the Company and its Subsidiaries that are the responsibility of Company Parent pursuant to this Section 6.3 within ten Business Days after payment of such Taxes by Holdings or the Company and its Subsidiaries.

6.4 Tax Returns.

(a) The Company and its Subsidiaries shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b) Holdings shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company and its Subsidiaries after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Holdings to Company Parent (together with schedules, statements and, to the extent requested by Company Parent, supporting documentation) at least 55 days prior to the due date (including extensions) of such Tax Return. If Company Parent objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within 20 days after delivery of such Tax Return, notify Holdings in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Holdings and Company Parent shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Holdings and Company Parent are unable to reach such agreement within 10 days after receipt by Holdings of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Holdings and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Holdings and Company Parent. The preparation and filing of any Tax Return of the Company and its Subsidiaries that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Holdings.

6.5 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

6.6 Contests. Holdings agrees to give written notice to Company Parent of the receipt of any written notice by the Company, Holdings or any of Holdings’ Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Holdings pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Holdings’ right to indemnification hereunder. Holdings shall control the contest or resolution of any Tax Claim; provided, however, that Holdings shall obtain the prior written consent of Company Parent (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Company Parent shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Company Parent.

6.7 Cooperation and Exchange of Information. The Company Parent, the Company and Holdings shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company and its Subsidiaries. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Company Parent, the Company and Holdings shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company and its Subsidiaries for any taxable period beginning before the Unwind Option Expiration Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company and its Subsidiaries for any taxable period beginning before the Closing Date, Company Parent, the Company or Holdings (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

6.8 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the amount of the Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.

6.9 Payments to Holdings. Any amounts payable to Holdings pursuant to this Article VI may be satisfied, at the election of Company Parent by set-off against any amounts owed under the Promissory Note in lieu of payment from Company Parent.

6.10 FIRPTA Statement. On the Closing Date, the Company shall deliver to Buyer a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c)) (the “FIPRTA Statement”).

6.11 Tax Treatment of Transactions. In connection with certain other capital contributions to Holdings to be consummated by Holdings in separate and related transactions, the parties the parties hereto will be in control of Holdings as defined in Section 368(c) of the Code. The parties intend that the Merger of the Company into Merger Sub, as a part of the series of related transactions, be a tax-deferred integrated transaction under Section 351 of the Code and Rev. Rul. 84-71, 1984-1 C.B. 106. The parties agree to report the transactions consistent with the treatment described in this Section 6.11 for all Tax purposes.

6.12 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.23 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

6.13 Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

Article VII

CONDITIONS TO CLOSING

7.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) This Agreement shall have been duly adopted by the Requisite Company Vote.

(b) The filings of Holdings and the Company pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(c) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(d) The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.2 and Holdings shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.2, in each case, in form and substance reasonably satisfactory to Holdings and the Company, and no such consent, authorization, order and approval shall have been revoked.

7.2 Conditions to Obligations of Holdings and Merger Sub. The obligations of Holdings and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Holdings’ waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of the Company contained in Sections 3.1, 3.2(a), 3.4 and 3.24, the representations and warranties of the Company contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect (without giving effect to any references therein to any Material Adverse Effect or other materiality qualifications) or (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date). The representations and warranties of the Company contained in Sections 3.1, 3.2(a), 3.4 and 3.24 shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). All updates to the Disclosure Schedules permitted by this Agreement shall be deemed effective prior to any determination under this Section 7.2(a).

(b) The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects; provided further that the Company shall have received notice from Holdings and have had reasonable opportunity to cure any claimed nonperformance or noncompliance.

(c) No Action shall have been commenced and remain outstanding against Holdings, Merger Sub or the Company, which would prevent the Closing, provided such Action is not initiated by Holdings, Merger Sub or the Company. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are identified on Section 3.3 of the Disclosure Schedules as a “closing condition” shall have been received, and executed counterparts thereof shall have been delivered to Holdings at or prior to the Closing.

(e) Fifth Third shall have consented to the Closing.

(f) The PPP Loans shall have been forgiven.

(g) From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(h) All closing conditions to a SPAC Merger Closing meeting the requirements of this Agreement shall have been satisfied, except for the stockholder votes of the respective parties.

(i) The Company shall have delivered each of the closing deliverables set forth in Section 2.3(a).

7.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Holdings and Merger Sub contained in Sections 4.1, 4.3, 4.4 and 4.11, the representations and warranties of Holdings and Merger Sub contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect (without giving effect to any references therein to any Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date). The representations and warranties of Holdings and Merger Sub contained in Sections 4.1, 4.3, 4.4 and 4.11 shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date).

(b) Holdings and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) The Significant Subsidiary Acquisitions (and no other acquisitions or other business combinations with businesses that are not Significant Subsidiaries) shall have closed or be simultaneously closing.

(e) The ownership of Company Parent in Holdings, as represented by the Equity Consideration, shall be consistent with the definition of “Equity Consideration” and Section 4.3(b).

(f) Fifth Third shall have consented to the Closing.

(g) The Preferred Stock Escrow Amount shall have been deposited by Parent or Holdings in an escrow account with the Escrow Agent pursuant to terms acceptable to the Company.

(h) The Preferred Stock Redemption Amount shall have been paid to the Company Parent by wire transfer of immediately available funds.

(i) The PPP Loans shall have been forgiven.

(j) All closing conditions to a SPAC Merger Closing meeting the requirements of this Agreement shall have been satisfied, except for the stockholder votes of the respective parties.

(k) Company Parent shall have the benefit of commercially reasonable antidilution protections, tag along rights and other stockholder protection rights under the Certificate of Incorporation Holdings or a stockholders’ agreement, or both.

(l) Holdings shall have delivered each of the closing deliverables set forth in Section 2.3(b).

Article VIII

INDEMNIFICATION

8.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months following the Closing Date. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

8.2 Indemnification by Company Parent. Subject to the other terms and conditions of this Article VIII, the Company Parent shall indemnify and defend each of Holdings and its Affiliates (including the Company) and their respective Representatives (collectively, the “Holdings Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Holdings Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement (other than in respect of Section 3.23, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement at or prior to the Closing (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI);

(c) any claim made by any holder of Company Common Stock relating to such Person’s rights with respect to the Merger Consideration;

(d) any amounts paid to the holders of Dissenting Shares (other than holders of Preferred Stock), including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares;

(e) except as provided in this Agreement, any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not paid or satisfied by the Company at or prior to the Closing, or if paid by Parent or Merger Sub at or prior to the Closing; and

(f) the PPP Loan, including, without limitation, any non-compliance with the PPP Loan or with the CARES Act, any litigation arising in respect thereof or in relation thereto, any audit, review or investigation pertaining to the PPP Loan, and any retroactive determination of ineligibility with respect to the PPP Loan or reversal of forgiveness granted in respect thereof, except in each instance as related to the Merger or other transactions contemplated by this Agreement.

8.3 Indemnification by Holdings. Subject to the other terms and conditions of this Article VIII, Holdings shall indemnify and defend each of the Company Parent and its Affiliates and their respective Representatives (collectively, the “Stockholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Holdings and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Holdings or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Holdings or Merger Sub pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI).

8.4 Certain Limitations. The indemnification provided for in Sections 8.2 and 8.3 shall be subject to the following limitations:

(a) Company Parent shall not be liable to the Holdings Indemnitees for indemnification under Section 8.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) exceeds $249,000 (the “Deductible”), in which event Company Parent shall be required to pay or be liable for all such Losses in excess of such amount. The aggregate amount of all Losses for which Company Parent shall be liable pursuant to Section 8.2(a) shall not exceed $1,245,000 (the “Cap”).

(b) Holdings shall not be liable to the Stockholder Indemnitees for indemnification under Section 8.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.3(a) exceeds the Deductible, in which event Holdings shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Holdings shall be liable pursuant to Section 8.3(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Sections 8.4(a) and 8.4(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Sections 3.1, 3.2(a), 3.4, 3.18, 3.31, 4.1, 4.4 and 4.8.

8.5 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. For purposes of this Article VIII, (i) if Holdings (or any other Holdings Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to Company Parent, and (ii) if Holdings comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to Company Parent.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (a) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (b) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, after prior notice to the Indemnifying Party and subject to Section 8.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Company Parent and Holdings shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.23 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

8.6 Payments; Setoff.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations as provided by Section 8.6(b) hereof.

(b) The Holdings Indemnitees are hereby authorized to satisfy any Loss the amount of which has been determined pursuant to Section 8.6(a) hereof against the Indemnification and Adjustment Escrow Shares (and only in the Indemnification and Adjustment Escrow Shares) by the surrender, forfeiture and cancellation of Indemnification and Adjustment Escrow Shares at the Deemed Holdings Common Stock Share Value.

8.7 Tax Treatment of Indemnification Payments. All indemnification payments or offsets made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

8.8 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Sections 7.2 or 7.3, as the case may be.

8.9 Exclusive Remedies. Subject to Section 11.13, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from actual and intentional fraud or criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s actual and intentional fraudulent activity or criminal or intentional misconduct.

Article IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company and Parent;

(b) by Parent by written notice to the Company if:

(i) neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by the Company within 20 days of the Company’s receipt of written notice of such breach from Parent; or

(ii) any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been fulfilled by March 31, 2021, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by the Company by written notice to Parent if:

(i) the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within 20 days of Parent’s or Merger Sub’s receipt of written notice of such breach from the Company; or

(ii) any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been fulfilled by March 31, 2021, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Parent or the Company if:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX, Section 5.2(c) and Article XI hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Article X

UNWIND OPTION

At any time after the Closing but prior to the Unwind Option Expiration Date, the Company Parent may, in its discretion, elect to buy from Holdings, and Holdings shall sell to Company Parent, all of the shares of Common Stock of the Company (the “Unwind Option”) in exchange for all of its Equity Consideration, forfeiture of all claims against any Indemnification and Adjustment Escrow Shares, and by issuing to Holdings a promissory note with a principal balance equal to the outstanding balance of the Promissory Note with an interest and payment schedule substantially similar to that under the Promissory Note. The Unwind Option may be exercised by Company Parent by giving notice to Holdings not less than 30 days prior to a closing date for the Unwind Option specified therein. The remaining terms of the Unwind Option shall be based on this Agreement and the applicable Ancillary Documents, mutatis mutandis, and shall be negotiated in good faith by Holdings and Company Parent after notice of an Unwind Option is given by Company Parent.

Article XI

MISCELLANEOUS

11.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Holdings and the Company shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

11.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to the Company:	TTC Healthcare, Inc. 14000 S. Military Trail, #204A Delray Beach, FL 33484 E-mail: msabeck1@comcast.net Attention: Martin S. A. Beck

with a copy to:	CounselGS 2033 6th Ave., Suite 600 Seattle, WA 98121 Facsimile: (312) 276-4023 E-mail: mgardiner@counselgs.com Attention: Michael B. Gardiner

If to Holdings or Merger Sub:	UpHealth Holdings, Inc. 19W060 Ave. Latour Oak Brook, IL 60523 E-mail: drkathuria@uphealthinc.com Attention: Chirinjeev Kathuria

with a copy to:	Husch Blackwell, LLP 511 North Broadway Suite 1100 Milwaukee, WI 53202-3819 Facsimile: 414-223-5000 E-mail: kate.bechen@huschblackwell.com Attention: Kate Bechen

If to Company Parent:	TTC Healthcare Partners, LLC 14000 S. Military Trail, #204A Delray Beach, FL 33484 E-mail: msabeck1@comcast.net Attention: Martin S. A. Beck

11.3 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

11.4 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

11.5 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

11.6 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

11.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

11.8 Waiver of Conflict. Each party hereto acknowledges that Martin S. A. Beck is a Manager and indirect member of Company Parent, is the sole director and Chairman of the Board of the Company, holds or may hold other officer positions with the Company and its Subsidiaries, is the owner and manager of Rewi Enterprises LLC (which provides management services to the Company under a Management Services Agreement that will survive the Merger), and is Chief Financial Officer of Holdings and/or Holdings. Each party hereto acknowledges disclosure of such positions, has had ample opportunities to make independent investigations and assessments with respect to such positions and this Agreement and the transactions contemplated hereby, is in no way relying solely on Mr. Beck or Rewi Enterprises LLC for information or determinations, has separate decision makers that have reviewed and approved this Agreement and the transactions contemplated hereby, and waives, to the fullest extent permitted by law, for itself and, to the extent possible, its Affiliates, any and all conflicts and claims arising out of any actual or potential conflict of interest or breach of duty, including duties of care, loyalty, disclosure and other fiduciary duties.

11.9 No Third-party Beneficiaries. Except as provided in Section 5.8, Section 6.3, Section 10.9 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Holdings, Merger Sub, Company Parent and the Company at any time prior to the Effective Time; provided, however, that after the Requisite Company Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the stockholders of the Company without the receipt of such further approvals. Any failure of Holdings or Merger Sub, on the one hand, or the Company or Company Parent, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company or Company Parent (with respect to any failure by Holdings or Merger Sub) or by Holdings or Merger Sub (with respect to any failure by the Company or Company Parent), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

11.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF ILLINOIS IN EACH CASE LOCATED IN THE CITY OF CHICAGO AND COOK COUNTY OF, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (b) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11(c).

11.12 Arbitration Procedure.

(a) Except as expressly provided elsewhere in this Agreement, any dispute, controversy, or claim arising under or relating to this Agreement or any breach or threatened breach hereof (“Arbitrable Dispute”) shall be resolved by final and binding arbitration administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICA”); provided that nothing in this Section 11.12(a) shall prohibit a party from instituting litigation to enforce any Final Determination. Except as otherwise provided in this Section 11.12(a) or in the rules and procedures of ICA as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by and shall be enforced pursuant to the Uniform Arbitration Act and applicable provisions of Delaware law.

(b) In the event that any party asserts that there exists an Arbitrable Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Arbitrable Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within thirty (30) days after such delivery of such notice, the party delivering such notice of Arbitrable Dispute (the “Disputing Person”) may, within forty-five (45) days after delivery of such notice, commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (“Notice of Arbitration”) and by filing a copy of such Notice of Arbitration with the ICA. Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Arbitrable Dispute and the claims of each party to the arbitration and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the rules and procedures of ICA as in effect from time to time to be included therein, if any.

(c) Within twenty (20) days after receipt of the Notice of Arbitration, the parties shall use their best efforts to agree on an independent arbitrator expert in the subject matters of the Arbitrable Dispute (the “Arbitrator”). If the parties cannot agree on the identity of the Arbitrator, each of Holdings and the Company Parent shall select one independent arbitrator expert in the subject matter of the Arbitrable Dispute (the arbitrators so selected shall be referred to herein as the “Holdings Arbitrator” and the “Stockholder Arbitrator,” respectively). In the event that either Holdings or the Company Parent fails to select an independent arbitrator as set forth herein within twenty (20) days after delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other party. Stockholder Arbitrator and Holdings Arbitrator shall select the Arbitrator, and the Arbitrator shall resolve the matter according to the procedures set forth in this Section 11.12. If Stockholder Arbitrator and Holdings Arbitrator are unable to agree on the Arbitrator within twenty (20) days after their selection, Stockholder Arbitrator and Holdings Arbitrator shall each prepare a list of three independent arbitrators. Stockholder Arbitrator and Holdings Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator’s list within seven (7) days after submission thereof, and the Arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Stockholder Arbitrator and Holdings Arbitrator.

(d) The Arbitrator selected pursuant to Section 11.12(c) will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Holdings submits a claim for $1,000, and if the Company Parent contests only $500 of the amount claimed by Holdings, and if the Arbitrator ultimately resolves the Arbitrable Dispute by awarding Holdings $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ÷ 500) to the Company Parent and 40% (i.e., 200 ÷ 500) to Holdings.

(e) The arbitration shall be conducted under the rules and procedures of ICA as in effect from time to time, except as otherwise set forth herein or as modified by the agreement of all of the Parties. The arbitration shall be conducted in Chicago, Illinois. The Arbitrator shall conduct the arbitration so that a final result, determination, finding, judgment and/or award (the “Final Determination”) is made or rendered as soon as practicable, but in no event later than sixty (60) days after the delivery of the Notice of Arbitration nor later than ten (10) days following completion of the arbitration. The Final Determination must be agreed upon and signed by the Arbitrator. The Final Determination shall be final and binding on all parties hereto and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator to correct manifest clerical errors.

(f) Holdings, on the one hand, and Company Parent, on the other hand, may enforce any Final Determination first in any court in the state of Illinois or federal court in the state of Illinois or, if such courts do not have jurisdiction over the Arbitrable dispute, then any other state or federal court having jurisdiction over the Arbitrable Dispute, where applicable. For the purpose of any action or proceeding instituted with respect to any Final Determination, each party hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum.

(g) If any party shall fail to pay the amount of any damages, if any, assessed against it within five (5) Business Days after the delivery to such party of such Final Determination, the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) twelve percent (12%) per annum and (ii) the maximum rate permitted by applicable Laws. Interest on any such unpaid amount shall be compounded monthly, computed on the basis of a 365-day year and shall be payable on demand. In addition, such party shall promptly reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including but not limited to all attorneys’ fees and expenses) incurred in seeking to collect such damages or to enforce any Final Determination.

11.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

11.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A copy of this Agreement signed by electronic means and a signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TTC HEALTHCARE, INC.

By	/s/ Martin S. A. Beck
Name: Martin S. A. Beck Title: Chairman

TTC HEALTHCARE PARTNERS, LLC

By	/s/ Martin S. A. Beck
Name: Martin S. A. Beck Title: Manager

UPHEALTH HOLDINGS, INC.

By	/s/ Chirinjeev Kathuria
Name: Chirinjeev Kathuria Title: President

UPHEALTH TTC MERGER SUB, INC.

By	/s/ Chirinjeev Kathuria
Name: Chirinjeev Kathuria Title: President